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                                                                    Exhibit 3(a)


                            Certificate of Amendment
                                   of the
                         Certificate of Incorporation
                                     of
                              Xerox Corporation
               Under Section 805 of the Business Corporation Law

     We, the undersigned, Leslie F. Varon, Vice President and Martin S. Wagner, Assistant Secretary of Xerox Corporation (the "Corporation") hereby certify that:

     1. The name of the Corporation is "XEROX CORPORATION". The name under which the Corporation was formed is "THE HALOID COMPANY".

     2. The Certificate of Incorporation was filed by the Department of State on April 18, 1906 under the name The Haloid Company.

     3. The Certificate of Incorporation of the Corporation is hereby being amended pursuant to Section 805 of the BCL to increase the number of authorized shares of Common Stock, par value $1.00 per share, of the Corporation from 1,050,000,000 shares to 1,750,000,000.

     4. The lead-in paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation reads as follows:

         "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,050,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as "Common Stock"), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as "Class B Stock"), and 22,043,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as "Cumulative Preferred Stock")."

     5. The lead-in paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

         "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,750,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as "Common Stock"), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as "Class B Stock"), and 22,043,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as "Cumulative Preferred Stock")."

     6. The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation at a meeting duly called and held on June 21, 2002 followed by a vote of the majority of all outstanding shares entitled to vote thereon at a meeting of shareholders of the Corporation duly called and held on September 9, 2002.

     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



Date: September 9, 2002
                                            /s/ Leslie F. Varon
                                       --------------------------------
                                       Name:    Leslie F. Varon
                                       Title:   Vice President


                                            /s/ Martin S. Wagner
                                       --------------------------------
                                       Name:    Martin S. Wagner
                                       Title:   Assistant Secretary




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